SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (Amendment No. 9)

                         CAPSTEAD MORTGAGE CORPORATION
            -------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
          -----------------------------------------------------------
                        (Title of Class of Securities)

                                  14067E 40 7
       ----------------------------------------------------------------
                                (CUSIP Number)

                               Randal A. Nardone
                     Chief Operating Officer and Secretary
                     Fortress Registered Investment Trust
                        sole member of Fortress CAP LLC
                          1251 Avenue of the Americas
                           New York, New York 10020
                                (212) 798-6100
       -----------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                   Copy to:

                               J. Gregory Milmoe
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522
                                (212) 735-3000

                                March 21, 2003
       -----------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d(f) or 13d-1(g), check the following box |_|.

                             (Page 1 of 13 Pages)

CUSIP No. 14067E 40 7                13D                     Page 2 of 13 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Fortress CAP LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
         Not applicable                                       (b) |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not applicable
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
         |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                           7     SOLE VOTING POWER           - 0 -
                           ----------------------------------------------------

  NUMBER OF SHARES         8     SHARED VOTING POWER         - 3,013,159 -
BENEFICIALLY OWNED         ----------------------------------------------------
     BY EACH
REPORTING PERSON           9     SOLE DISPOSITIVE POWER      - 0 -
      WITH                 ----------------------------------------------------

                           10    SHARED DISPOSITIVE POWER    - 3,013,159 -
                           ----------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 3,013,159 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                     Page 3 of 13 Pages

-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Fortress Registered Investment Trust
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
         Not applicable                                       (b) |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
         |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                           7     SOLE VOTING POWER           - 0 -
                           ----------------------------------------------------

  NUMBER OF SHARES         8     SHARED VOTING POWER         - 3,013,159 -
BENEFICIALLY OWNED         ----------------------------------------------------
     BY EACH
REPORTING PERSON           9     SOLE DISPOSITIVE POWER      - 0 -
      WITH                 ----------------------------------------------------

                           10    SHARED DISPOSITIVE POWER    - 3,013,159 -
                           ----------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 3,013,159 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO

-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                     Page 4 of 13 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Fortress Investment Fund LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
         Not applicable                                       (b) |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not Applicable
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
         |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                           7     SOLE VOTING POWER           - 0 -
                           ----------------------------------------------------

  NUMBER OF SHARES         8     SHARED VOTING POWER         - 3,013,159 -
BENEFICIALLY OWNED         ----------------------------------------------------
     BY EACH
REPORTING PERSON           9     SOLE DISPOSITIVE POWER      - 0 -
      WITH                 ----------------------------------------------------

                           10    SHARED DISPOSITIVE POWER    - 3,013,159 -
                           ----------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 3,013,159 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO


-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                     Page 5 of 13 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Fortress Investment Group LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
         Not applicable                                       (b) |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not Applicable
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
         |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                           7     SOLE VOTING POWER           - 0 -
                           ----------------------------------------------------

  NUMBER OF SHARES         8     SHARED VOTING POWER         - 3,013,159 -
BENEFICIALLY OWNED         ----------------------------------------------------
     BY EACH
REPORTING PERSON           9     SOLE DISPOSITIVE POWER      - 0 -
      WITH                 ----------------------------------------------------

                           10    SHARED DISPOSITIVE POWER    - 3,013,159 -
                           ----------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 3,013,159 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO


-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                     Page 6 of 13 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Fortress Principal Investment Holdings LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
         Not applicable                                       (b) |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not Applicable
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
         |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                           7     SOLE VOTING POWER           - 0 -
                           ----------------------------------------------------

  NUMBER OF SHARES         8     SHARED VOTING POWER         - 3,013,159 -
BENEFICIALLY OWNED         ----------------------------------------------------
     BY EACH
REPORTING PERSON           9     SOLE DISPOSITIVE POWER      - 0 -
      WITH                 ----------------------------------------------------

                           10    SHARED DISPOSITIVE POWER    - 3,013,159 -
                           ----------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 3,013,159 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO

         This Amendment No. 9 (this "Amendment") to the Statement on Schedule 13D dated January 21, 2000, as amended by Amendment No. 1 thereto dated February 22, 2000, Amendment No. 2 thereto dated July 12, 2000, Amendment No. 3 thereto dated September 8, 2000, Amendment No. 4 thereto dated October 31, 2000, Amendment No. 5 thereto dated December 28, 2000, Amendment No. 6 thereto dated November 29, 2001, Amendment No. 7 thereto dated February 28, 2003 and Amendment No. 8 thereto dated March 19, 2003 (as so amended, the "Schedule 13D") filed by Fortress CAP LLC, a Delaware limited liability company ("Fortress CAP"), Fortress Registered Investment Trust, a Delaware business trust ("Fortress Trust"), Fortress Investment Fund LLC, a Delaware limited liability company ("Fortress Fund"), Fortress Investment Group LLC, a Delaware limited liability company ("Fortress Group"), and Fortress Principal Investment Holdings LLC, a Delaware limited liability company ("FPIH"), relates to the common stock, par value $0.01 per share (the "Common Stock"), of Capstead Mortgage Corporation, a Maryland corporation ("Capstead"). This Amendment is filed jointly by Fortress CAP, Fortress Trust, Fortress Fund, Fortress Group and FPIH (collectively, the "Reporting Persons"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13D.

Item 5.

         Item 5 of the Schedule 13D is hereby amended and supplemented to add the following:

                  On March 20, 2003, Fortress CAP sold 38,300 shares of Common Stock at $12.7454 per share, yielding aggregate net proceeds of $488,148.82. On March 21, 2003, Fortress CAP sold 156,800 shares of Common Stock at $12.6402 per share, yielding aggregate net proceeds of $1,981,983.36. Both of these sales were privately negotiated block transactions. After such sales, Fortress CAP was the direct beneficial owner of 3,013,159 shares of Common Stock, which represents approximately 21.6% of the outstanding Common Stock.


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   March 24, 2003


                                   FORTRESS CAP LLC


                                   By: /s/ Randal A. Nardone
                                       ---------------------------------
                                       Randal A. Nardone, as
                                       Chief Operating Officer and Secretary of
                                       Fortress Registered Investment Trust,
                                       sole member of Fortress CAP LLC


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   March 24, 2003


                                   FORTRESS REGISTERED
                                   INVESTMENT TRUST


                                   By: /s/ Randal A. Nardone
                                       -----------------------------------
                                       Randal A. Nardone, as
                                       Chief Operating Officer and Secretary of
                                       Fortress Registered Investment Trust



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   March 24, 2003



                                   FORTRESS INVESTMENT FUND LLC


                                   By: /s/ Randal A. Nardone
                                       -------------------------------------
                                   Randal A. Nardone, as
                                   Chief Operating Officer and Secretary of
                                   Fortress Fund MM LLC,
                                   managing member of
                                   Fortress Investment Fund LLC



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   March 24, 2003



                                   FORTRESS  INVESTMENT GROUP  LLC


                                   By: /s/ Randal A. Nardone
                                       ---------------------------------
                                   Randal A. Nardone, as
                                   Chief Operating Officer and Secretary of
                                   Fortress Investment Group LLC



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   March 24, 2003



                                   FORTRESS PRINCIPAL
                                   INVESTMENT HOLDINGS  LLC


                                   By: /s/ Randal A. Nardone
                                       -------------------------------
                                       Randal A. Nardone, as
                                       Secretary